Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Marcia Kendrick
713-881-8900

SEITEL ANNOUNCES FIRST QUARTER 2015 RESULTS

HOUSTON, May 11, 2015 - Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today reported results for the first quarter ended March 31, 2015.

First Quarter Highlights -

•	Cash resales totaled $12.2 million, down 62% from $32.3 million in Q1 2014.

•	Total revenue totaled $24.3 million, down 57% from $57.1 million in Q1 2014.

•	Cash EBITDA was $6.7 million compared to $26.1 million in Q1 2014.

•	Net loss was $7.6 million compared to net income of $1.9 million in Q1 2014.

Total revenue for the first quarter of 2015 was $24.3 million compared to $57.1 million in the first quarter of 2014. Total revenue is primarily comprised of underwriting revenue related to new data acquisition and resale licensing revenue. Underwriting revenue totaled $11.8 million in the first quarter of 2015 compared to $16.8 million in the first quarter of 2014, and resale licensing revenue totaled $11.8 million in the first quarter of 2015 compared to $39.0 million in the first quarter of last year. The majority of our new data acquisition activity in the first quarter was focused in the Eagle Ford/Woodbine and Permian areas in the U.S. and in the Montney and Cardium areas in Canada. The lower level of underwriting revenue in the 2015 first quarter was mainly attributable to weather delays on our Eagle Ford/Woodbine surveys as a result of heavy rainfall. Cash resales, a component of resale licensing revenue, were $12.2 million in the first quarter of 2015 compared to cash resales of $32.3 million in the first quarter of 2014. Solutions and other revenue was $0.8 million in the first quarter of 2015 compared to $1.2 million in the first quarter of 2014.

“Cash resales were down in the first quarter driven by reductions in E&P budgets as a result of lower crude oil prices,” commented Rob Monson, chief executive officer and president. “We believe our clients continue to evaluate and prioritize their capital expenditures for 2015 in light of reduced capital spending. We believe our activity levels in the second quarter will continue to be weak as U.S. crude oil production has not yet decreased despite the more than 50% reduction in land drilling activity since the peak in the fourth quarter of 2014.
“On a positive note, our cash balance grew to $80.1 million in the first quarter reflecting strong collections on our 2014 year-end receivables,” stated Monson. “We continue to tightly control our operating costs and capital expenditures. At the same time, we are continuing to add high quality assets to our data library. We currently have 1,250 square miles of new data acquisition in progress, all of which should be completed and added to our library in 2015,” continued Monson.
For the first quarter of 2015, our net loss was $7.6 million compared to net income of $1.9 million for the first quarter of 2014. The decrease was primarily due to a reduction in revenues partially offset by lower amortization expense associated with our data library, a decrease in selling, general and administrative (“SG&A”) expenses and an income tax benefit in the first quarter of 2015.

Cash EBITDA, generally defined as cash resales and solutions revenue less cash operating expenses (excluding various non-routine items), was $6.7 million in the first quarter of 2015 compared to $26.1 million in the same period last year. The decrease from 2014 to 2015 was primarily due to the reduced level of cash resales.

SG&A expenses were $6.3 million in the first quarter of 2015 compared to $7.4 million in the first quarter of last year. The decrease between quarters was mainly due to a reduction in variable expenses, including commissions and annual incentive compensation due to the decrease in revenue and Cash EBITDA.

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In the first quarter of 2015, our net cash capital expenditures totaled $7.6 million. Gross capital expenditures were $19.3 million, of which $18.5 million related to new data acquisition. Our current backlog of net cash capital expenditures related to acquisition programs is $14.1 million, of which we expect the majority to be incurred in 2015.

CONFERENCE CALL
Seitel will hold its quarterly conference call to discuss first quarter results for 2015 on Tuesday, May 12, 2015 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The dial-in number for the call is 800-374-2540, Conference ID 26811138. A replay of the call will be available until May 19, 2015 by dialing 800-585-8367, Conference ID 26811138 and will be available following the conference call at the Investor Relations section of the company's website at http://www.seitel.com.

ABOUT SEITEL
Seitel is a leading provider of onshore seismic data to the oil and gas industry in North America. Seitel's data products and services are critical in the exploration for and development of oil and gas reserves by exploration and production companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of exploration and production companies. Seitel believes that its library of 3D onshore seismic data is the largest available for licensing in North America and includes leading positions in oil, liquids-rich and natural gas unconventional plays. Seitel has ownership in over 41,000 square miles of 3D onshore data, over 10,000 square miles of 3D offshore data and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Statements contained in this press release about our future outlook, prospects, strategies and plans, and about industry conditions, demand for seismic services and the future economic life of our seismic data are forward-looking, among others. All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward-looking. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “target,” “foresee,” “should,” “intend,” “may,” “will,” “would,” “could,” “potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements represent our present belief and are based on our current expectations and assumptions with respect to future events and their potential effect on us. While we believe our expectations and assumptions are reasonable, they involve risks and uncertainties beyond our control that could cause the actual results or outcome to differ materially from the expected results or outcome reflected in our forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur. Such risks and uncertainties include, without limitation, actual customer demand for our seismic data and related services, the timing and extent of changes in commodity prices for natural gas, crude oil and condensate and natural gas liquids, conditions in the capital markets during the periods covered by the forward-looking statements, the effect of economic conditions, our ability to obtain financing on satisfactory terms if internally generated funds and our current credit facility are insufficient to fund our capital needs, the impact on our financial condition as a result of our debt and our debt service, our ability to obtain and maintain normal terms with our vendors and service providers, our ability to maintain contracts that are critical to our operations, changes in the oil and gas industry or the economy generally and changes in the capital expenditure budgets of our customers. For additional information regarding known material factors that could cause our actual results to differ, please see our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The forward-looking statements contained in this press release speak only as of the date hereof and readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to Seitel, Inc. or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and future reports filed with the SEC.

This press release also includes certain non-GAAP financial measures as defined under SEC rules. Non-GAAP financial measures include cash resales, for which the most comparable GAAP measure is total revenue; cash EBITDA, for which the most comparable GAAP measure is net income (loss); and net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures. Reconciliations of each non-GAAP financial measure to its most comparable GAAP measure are included at the end of this press release.

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited)
	March 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$80,106	$59,175
Receivables, net	24,265	56,091
Net seismic data library	158,182	165,079
Net property and equipment	3,410	3,857
Prepaid expenses, deferred charges and other	11,399	10,075
Intangible assets, net	8,768	10,013
Goodwill	186,377	193,722
Deferred income taxes	86,624	81,744
TOTAL ASSETS	$559,131	$579,756

LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES
Accounts payable and accrued liabilities	$36,092	$34,400
Income taxes payable	118	197
Senior Notes	250,000	250,000
Obligations under capital leases	1,974	2,219
Deferred revenue	32,435	34,517
Deferred income taxes	4,343	5,334
TOTAL LIABILITIES	324,962	326,667

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY
Common stock, par value $.001 per share; 100 shares authorized,
issued and outstanding	—	—
Additional paid-in capital	400,291	400,177
Retained deficit	(156,422)	(148,776)
Accumulated other comprehensive income (loss)	(9,700)	1,688
TOTAL STOCKHOLDER'S EQUITY	234,169	253,089
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$559,131	$579,756

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2015	2014

REVENUE	$24,326	$57,053

EXPENSES:
Depreciation and amortization	23,080	37,858
Cost of sales	100	126
Selling, general and administrative	6,314	7,425
	29,494	45,409

INCOME (LOSS) FROM OPERATIONS	(5,168)	11,644

Interest expense, net	(6,307)	(6,207)
Foreign currency exchange losses	(1,459)	(1,274)
Other loss	—	(14)

Income (loss) before income taxes	(12,934)	4,149
Provision (benefit) for income taxes	(5,288)	2,257

NET INCOME (LOSS)	$(7,646)	$1,892

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Cash resales represent new contracts for data licenses from our library, including data currently in progress, payable in cash. We believe this measure is important in assessing overall industry and client activity. Cash resales are likely to fluctuate quarter to quarter as they do not require the longer planning and lead times necessary for new data creation. The following table summarizes the components of Seitel's revenue and shows how cash resales (a non-GAAP financial measure) are a component of total revenue, the most directly comparable GAAP financial measure (in thousands):

	Three Months Ended March 31,
	2015	2014
Total acquisition underwriting revenue	$11,774	$16,837

Resale licensing revenue:
Cash resales	12,186	32,277
Non-monetary exchanges	131	177
Revenue recognition adjustments	(542)	6,577
Total resale licensing revenue	11,775	39,031

Total seismic revenue	23,549	55,868

Solutions and other	777	1,185
Total revenue	$24,326	$57,053

Cash EBITDA represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, less cost of goods sold and cash selling, general and administrative expenses (excluding non-routine corporate expenses such as severance and legal, financial and other expenses related to corporate and strategic transactions). The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, net income (loss) (in thousands):

	Three Months Ended March 31,
	2015	2014
Cash EBITDA	$6,745	$26,118
Add (subtract) other revenue components not included in cash EBITDA:
Acquisition underwriting revenue	11,774	16,837
Non-monetary exchanges	131	177
Revenue recognition adjustments	(542)	6,577
Add (subtract) other items included in net income (loss):
Depreciation and amortization	(23,080)	(37,858)
Non-cash operating expenses	(114)	(178)
Non-routine and other corporate expenses	(82)	(29)
Interest expense, net	(6,307)	(6,207)
Foreign currency losses	(1,459)	(1,274)
Other loss	—	(14)
Benefit (provision) for income taxes	5,288	(2,257)
Net income (loss)	$(7,646)	$1,892

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Net cash capital expenditures represent total capital expenditures less cash underwriting revenue from our clients and non-cash additions to the seismic data library. We believe this measure is important as it reflects the amount of capital expenditures funded from our operating cash flow. The following table summarizes our actual capital expenditures for the three months ended March 31, 2015 and our estimate for the year ending December 31, 2015 and shows how net cash capital expenditures (a non-GAAP financial measure) are derived from total capital expenditures, the most directly comparable GAAP financial measure (in thousands):

	Three Months Ended March 31, 2015	Estimate for Remainder of 2015	Total Estimate for 2015
New data acquisition	$18,503	$48,497	$67,000
Cash purchases and data processing	595	2,505	3,100
Non-monetary exchanges	129	671	800
Property and equipment and other	107	1,193	1,300
Total capital expenditures	19,334	52,866	72,200
Less:
Non-monetary exchanges	(129)	(671)	(800)
Cash underwriting	(11,612)	(33,788)	(45,400)
Net cash capital expenditures	$7,593	$18,407	$26,000

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